PURCHASE AND SALE AGREEMENT

BETWEEN

NORTHEAST PLAZA ASSOCIATES, LLC

AS SELLER,

AND

WHEELER REIT, L.P.,

AS BUYER

DATE: AS OF MAY 10, 2013

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of the 10th day of May, 2013 (the “Effective Date”) by and between NORTHEAST PLAZA ASSOCIATES, LLC , a Virginia limited liability company (the “Seller”), and WHEELER REIT, L.P., a Virginia limited partnership (or its assignee pursuant to Section 9.1) (the “Buyer”).

ARTICLE 1

PURCHASE AND SALE

Section 1.1. Agreement of Purchase and Sale. Subject to the terms and conditions hereinafter set forth, on the Closing Date (as defined in Section 4.1), the Seller agrees to contribute, assign and convey to Buyer, and Buyer agrees to acquire and accept from the Seller, the following:

(a) any and all right, title and interest in and to the property located in Lumberton (Robeson County) North Carolina as more particularly described in Exhibit A attached hereto and incorporated herein by this reference (the “Land”), together with all of the Seller’s right, title and interest in and to the buildings located thereon (the “Building”) and any other improvements and fixtures (together with the Building, the “Improvements”) located thereon and all rights, privileges and appurtenances pertaining thereto including all right, title and interest in and to all rights-of-way and easements and strips and gores of land adjacent thereto (herein collectively, the “Real Property”);

(b) any and all right, title and interest in and to all tangible personal property and equipment located on the Real Property (the “Personal Property”);

(c) any and all right, title and interest in and to the following:

(i) any and all leases, licenses and occupancy agreements in which Seller is the landlord or licensor (as the same may have been amended, restated, supplemented, altered or otherwise modified from time to time), covering all or any portion of the Real Property and any lease guarantees (the “Leases”) all of which Leases are listed and described on Schedule 1, as supplemented as set forth below, in each case to the extent they are in effect on the Closing Date (as defined in Section 4.1). Any Leases entered into after the Effective Date in accordance with Section 5.2(b) hereof shall be deemed for purposes of this Agreement to constitute Leases, and the defined term Leases as used herein shall be deemed to have been revised to include and incorporate any such Leases;

(ii) all rents and other sums due under such Leases (the “Rents”); and

(iii) any and all security deposits or letters of credit held by or on behalf of Seller under the Leases (the “Security Deposits”).

(d) any and all of the Seller’s right, title and interest in and to the following (to the extent they are in effect on the Closing Date):

(i) all service contracts and agreements (collectively, the “Contracts”) relating to the upkeep, repair, maintenance, leasing, management and operation of the Real Property or the Personal Property, to the extent Buyer has agreed to assume one or more of the Contracts pursuant to Section 3.2 hereof. Any Contracts entered into after the Effective Date in accordance with Section 5.2(c) hereof shall be deemed for purposes of this Agreement to constitute Contracts, and the defined term Contracts as used herein shall be deemed to have been revised to include and incorporate any such Contracts;

(ii) all warranties and guaranties (express or implied) issued to, and held in the name of, Seller in connection with the Real Property or the Personal Property (the “Warranties”); and

(iii) all permits, licenses, approvals and authorizations issued by any governmental authority in favor of Seller in connection with the Real Property (the property described in this Section 1.1(e) being sometimes herein referred to collectively as the “Intangibles”).

The term “Property” shall mean the Real Property, the Personal Property, the Leases, Rents, Security Deposits, and the Intangibles.

Section 1.2. Consideration. The Seller is to sell, and Buyer is to acquire and accept, the Property for the sum of Four Million Eight Hundred Ninety Four Thousand Seven Hundred and 00/100 Dollars ($4,894,700.00) (the “Sale Price”). The Sale Price shall be subject to the credits, prorations and adjustments described under Section 4.4 hereof; including Buyer’s assumption of the outstanding balance of the Existing Indebtedness (defined below), as more particularly described below.

Section 1.3. Method of Payment. The Sale Price shall be payable by Buyer (a) in the amount of the principal balance of the indebtedness more particularly described in Section 5.1(v) (the “Existing Indebtedness”) at the time of Closing by Buyer’s assumption thereof, and (b) the balance in cash subject to the adjustments pursuant to Section 4.4 below and the amounts to be paid by Seller pursuant to Section 4.5 below.

Section 1.4. Independent Contract Consideration. Buyer has as of the date hereof delivered to the Seller the amount of TEN AND NO/100 DOLLARS ($10.00), the receipt and sufficiency of which is hereby acknowledged by the Seller (the “Independent Contract Consideration”), which amount the Seller and Buyer agree has been bargained for as consideration for the Seller’s execution and delivery of this Agreement and Buyer’s right to inspect the Property pursuant to ARTICLE III. The Independent Contract Consideration is in addition to and independent of any other consideration or payment provided for in this Agreement and is non-refundable in all events.

ARTICLE 2

TITLE AND SURVEY

Section 2.1. Title, Survey and Zoning Objections.

(a) On or prior to the Effective Date, Buyer shall request the Buyer’s title company (the “Title Company”) to issue its title insurance commitment for the Real Property, along with all requested endorsements (which may require the issuance of a zoning compliance letter) (the “Title Commitment”) and may engage a licensed surveyor to prepare an ATLA/ACSM survey of the Real Property (the “Surveys”). No later than 5:00 p.m. Virginia Beach, Virginia local time on the date sixty (60) days after the Effective Date (the “Approval Date”) (with the period from the Effective Date to the Approval Date referred to herein as the “Due Diligence Period”), Buyer shall have the right to notify the Seller in writing of its objection to any matters disclosed by the Title Commitment or the Survey or any other matters of record (collectively, the “Title Objections”). Upon receipt of any such timely written notice of Title Objections from the Buyer, the Seller may, but shall not be obligated to, cure the Title Objections on or before the Closing Date. The Seller shall notify Buyer in writing within three (3) days of receiving the Title Objections as to its decision to either cure or not cure the Title Objections. Notwithstanding the foregoing, in the event that the Title Objection is a monetary lien, charge or encumbrance voluntarily placed against the Property by Seller which is able to be removed by the payment of a certain sum, or a judgment or mechanics’ lien caused by the acts of Seller, then Seller shall be required to cure the Title Objection by paying the certain sum or the sum required to remove the judgment or mechanics’ lien on or prior to the Closing Date (“Monetary Liens”). In the event Buyer fails to deliver a notice of any Title Objections by the end of the Due Diligence Period, Buyer shall be conclusively deemed to have waived and accepted any and all matter which are of record as of the effective date of the Title Commitment, including exceptions listed in the Title Commitment and matters that would be disclosed by a physical survey (other than the Monetary Liens). If the Seller fails to respond to Buyer’s written notice of any Title Objections with the 3-day time frame described above, the Seller shall be conclusively deemed to have elected to cure or satisfy the Title Objections.

(i) If the Seller elects by notice not to cure any Title Objection, then the Buyer’s sole right and remedy shall be, on the terms and conditions set forth below, either: (x) to elect not to purchase the Property, in which event this Agreement shall be terminated; or (y) to complete the transactions contemplated hereby in accordance with this Agreement subject to such Title Objection without reduction in or abatement of the Sale Price.

(ii) The Buyer shall exercise its options pursuant to clause (x) of Sections 2.1(a)(i) above by written notice given to and received by the Seller within five (5) business days after the receipt by Buyer of Seller’s notice that the Seller will not cure the Title Objections. If the Buyer shall fail to send a written notice to the Seller exercising the Buyer’s option set forth under clause (x) of Sections 2.1(a)(i) and/or (ii) within the applicable period, then the Buyer shall conclusively be deemed to have exercised the option set forth in clause (y) of Section 2.1(a)(i).

Section 2.2. Permitted Exceptions. For purposes of this Agreement, the term “Permitted Exceptions” shall mean all title exceptions and survey matters pertaining to the

Property which: (i) are of record as of the date of the Title Commitment and/or Survey (other than Monetary Liens) and are not the subject of a Title Objection made by Buyer pursuant to this ARTICLE 2, or (ii) constitute Title Objections made by Buyer which Seller has elected not to cure (or have caused the Title Company to endorse or insure over), and which Buyer has elected (or is deemed to have elected) to accept pursuant to this ARTICLE II, or (iii) are otherwise expressly stated in this Agreement as being Permitted Exceptions.

Section 2.3. Conveyance of Title to Property. At Closing, Seller shall convey and transfer to Buyer, and Buyer shall accept, fee simple title to the Property (subject only to the Permitted Exceptions) by execution and delivery of the Deed (as defined in Section 4.2(a)) from Seller to Buyer.

ARTICLE 3

DUE DILIGENCE INVESTIGATION; ACCESS

Section 3.1. Delivery of Due Diligence Documents. Seller agrees to deliver to Buyer, without charge to Buyer, copies of the documents set forth on Exhibit K, to the extent in possession of the Seller or reasonably available to the Seller at no additional expense to the Seller (collectively the “Due Diligence Documents”). In addition to the foregoing, (1) Buyer shall have the right to interview tenants on the Property upon the giving of notice thereof to the Seller who shall have an opportunity to be present, and (2) Seller hereby agrees to promptly deliver or make available to Buyer any other documents relating to the Property reasonably requested by Buyer

Section 3.2. Review and Approval of Contracts. On or before the Closing Date, Buyer shall notify Seller in writing as to which of the Contracts, if any, Buyer elects to assume at Closing except that Buyer shall in all events assume the obligations of Seller to pay any and all real estate commissions to Wheeler Real Estate, LLC pursuant to the Leases, accruing from and after the Closing Date with respect to any renewal term exercised by any Tenant on or after the Effective Date. Unless such notice is given by Buyer, Buyer shall at and as of the Closing not assume such Contracts. Those Contracts not assumed by Buyer shall be terminated by the Seller as of the Closing Date.

Section 3.3. Access. Seller agrees to provide Buyer access to the Property following the Effective Date for the purpose of performing, at Buyer’s sole cost and expense, studies, appraisals, physical inspections, investigations and any tests on the Property deemed necessary by Buyer (the “Tests”) provided that such Tests shall be conducted in a manner so as to not disturb or unreasonably interfere with the current use of the Property. Upon completion of such Tests, Buyer agrees at its sole cost to restore the Property to substantially the condition it was in immediately prior to such Tests. Buyer shall indemnify, defend (with counsel reasonably satisfactory to the Seller), protect, and hold the Seller harmless from and against any and all liability, loss, cost, damage, or expense (including, without limitation, reasonable, actual attorney’s fees and costs) which Seller may sustain or incur by reason of or in connection with any Tests made by Buyer or Buyer’s agents or contractors relating to or in connection with the Property, or entries by Buyer or its agents or contractors onto the Property. Buyer shall maintain comprehensive general liability insurance in an amount not less than Two Million Dollars ($2,000,000.00) per occurrence, which insurance shall name the Seller as an additional insured, and Buyer shall maintain such insurance through Closing.

ARTICLE 4

CLOSING; CLOSING ADJUSTMENTS AND COSTS; CONDITIONS

Section 4.1. Time and Place. Subject to Section 4.6, Section 4.7 and Section 5.4, the consummation of the transactions contemplated hereby (the “Closing”) shall be held at the offices of Buyer’s counsel on a date determined by Buyer, on the later of (a) one hundred twenty (120) days after the Effective Date or (b) forty-five (45) days after the Lender gives its initial or conditional approval of Buyer’s assumption of the Existing Indebtedness (the “Closing Date”). At the Closing, the Seller and Buyer shall perform the obligations set forth in, respectively, Section 4.2 and Section 4.3, the performance of which obligations shall be concurrent conditions.

Section 4.2. Seller’s Obligations at Closing. At or prior to Closing, the Seller shall execute (or cause the execution of) and deliver the following to Buyer (the “Seller’s Closing Documents”):

(i) a duly executed special warranty deed conveying fee simple title to the Property (the “Deed”) in the form attached hereto and made a part hereof as Exhibit B;

(ii) a duly executed bill of sale with respect to the Personal Property located on the Property (the “Bill of Sale”) in the form attached hereto and made a part hereof as Exhibit C;

(iii) a duly executed Assignment and Assumption of Leases (the “Assignment and Assumption of Leases”) in the form attached hereto and made a part hereof as Exhibit D;

(iv) a duly executed Assignment and Assumption of Contracts (the “Assignment and Assumption of Contracts”) in the form attached hereto and made a part hereof as Exhibit E;

(v) a duly executed Assignment and Assumption of Warranties and Guaranties (the “Assignment and Assumption of Warranties and Guaranties”) in the form attached hereto and made a part hereof as Exhibit F;

(vi) a duly executed Assignment and Assumption of Licenses and Permits (the “Assignment of Licenses and Permits”) in the form attached hereto and made a part hereof as Exhibit G;

(vii) notices (the “Tenant Notices”) in the form attached hereto and made a part hereof as Exhibit H sent or to be sent by the Buyer to each tenant under each of the Leases on or after the Closing Date;

(viii) a tenant estoppel certificate executed by the Tenant under each of the Leases (as defined below) in substantially the same form attached hereto and made a part hereof as Exhibit J;

(ix) the original Leases, Contracts, Warranties and documented or certificated Intangibles (including, without limitation, all certificates of occupancy) relating to the Property, which shall be assigned by the Seller and assumed by Buyer hereunder, (to the extent originals are available and, if not, certified copies thereof), together with such leasing and property files and records related to the Property. To the extent reasonably necessary, Buyer shall make the original Leases, Contracts, Warranties and documented or certificated Intangibles available to the Seller for a period of twelve (12) months after the Closing Date for the Seller’s review and/or copying during the Buyer’s normal business hours;

(x) possession of the Property and keys to all locks on the Property;

(xi) a certificate regarding Seller’s non-foreign status for purposes of Section 1445 of the Code in the form attached hereto and made a part hereof as Exhibit I duly executed by each Seller;

(xii) a resolution (or other documentation) evidencing the authority of Seller to consummate the transactions contemplated herein and the authority of the signatory to this Agreement and the Related Documents to enter into this Agreement and the Related Documents;

(xiii) such additional documents as Title Company shall reasonably require to consummate the transactions contemplated in this Agreement (including, but not limited to, organizational documents of the Seller, a certificate of good standing of the Seller, a standard form owner’s affidavit, and a gap indemnity agreement but excluding any document required by the Title Company for the purpose of eliminating any Permitted Exception as an exception to the title policy to be issued by the Title Company;

(xiv) a certificate, dated as of the Closing Date and duly executed by the Seller, certifying: (i) that all of the representations and warranties of the Seller set forth in this Agreement, as modified pursuant to Section 5.4, are true and accurate in all material respects as of the Closing Date; and (ii) the manner in which the information set forth in the various Schedules attached to this Agreement has changed as of the Closing Date, if applicable; and

(xv) such documents as may be reasonably required by the Lender in issuing its approval of Buyer’s assumption of the Existing Indebtedness.

Section 4.3. Buyer’s Obligations at Closing. At the Closing, Buyer shall:

(a) pay to the Seller the amount of the Base Cash Amount and the Adjusted Cash Amount in the manner set forth in Section 1.3, plus any other fees, costs, expenses and amounts set forth as Buyer’s obligations in Section 4.4 and Section 4.5;

(b) join Seller in the execution of the Assignment and Assumption of Leases;

(c) join Seller in the execution of the Assignment and Assumption of Contracts;

(d) join Seller in the execution of the Assignment and Assumption of Warranties and Guaranties;

(e) join Seller in the execution of the Assignment of Licenses and Permits;

(f) deliver to the Seller such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Buyer;

(g) deliver certificates in the names of the Electing Members to the Seller representing the OP Units; and

(h) deliver such additional documents as shall be reasonably required by the Title Company to consummate the transaction contemplated by this Agreement.

(i) deliver such documents as may be reasonably required by the Lender in issuing its approval of Buyer’s assumption of the Existing Indebtedness.

Section 4.4. Credits and Prorations. The following adjustments to the Sale Price paid hereunder shall be made between the Seller and Buyer and shall be prorated (as applicable) on a per diem basis as of 12:01 a.m. on the Closing Date:

(a) Rent. All rent (excluding tenant reimbursements for Operating Expenses (as defined in Section 4.4(b)) and other collected income (and any applicable state or local tax on rent) under Leases in effect on the Closing Date shall be prorated as of the Closing. Buyer shall be credited with any rent and other income collected by Seller but applicable to any period of time after Closing. Any rent received by Seller after the Closing with respect to time periods after the Closing shall be delivered to Buyer within three (3) days of Seller’s receipt thereof. After the Closing, Buyer shall apply rent and other income from tenants that are collected after the Closing first to the obligations then owing to Buyer for its period of ownership and to those reasonable attorney fees incurred by Buyer in collecting said amount, remitting the balance, if any, to the Seller if any amounts are still owed to such Seller by the tenant or tenants for the period of time prior to the Closing Date.

(b) Operating Expenses. The Seller, as landlord under the Leases, is currently collecting from tenants under the Leases additional rent to cover taxes, insurance, utilities (to the extent not paid directly by tenants), common area maintenance and other operating costs and expenses (collectively, “Operating Expenses”) in connection with the ownership, operation, maintenance and management of the Real Property. The Seller and Buyer shall each receive a debit or credit, as the case may be, for the difference between the tenants’ current account balances for Operating Expenses and amount of Operating Expenses reimbursable to the Seller. The parties shall reasonably estimate Operating Expenses for the Seller’s period of ownership if final bills are not available. Those Operating Expenses being paid directly by tenant shall not be prorated. Operating Expenses that are not payable by tenants either directly or reimbursable under the Leases shall be prorated between the Seller and Buyer on an accrual basis.

(c) Taxes and Assessments. Real estate taxes and assessments imposed by governmental authority that are not yet due and payable and that are not reimbursable by tenants under the Leases as Operating Expenses shall be prorated as of the Closing based upon the most recent ascertainable assessed values and tax rates. The Seller shall receive a credit for any taxes and assessments paid by the Seller and applicable to any period after the Closing. All refunds or tax savings relating to real estate taxes shall inure to the benefit of the Seller if such refunds or tax savings relate to any period for which the Seller owned the Property. Buyer shall have no obligation to pursue any such refunds or savings. Buyer shall remit to the Seller any such refund or tax savings relating to such period immediately upon Buyer’s receipt, after deducting any amounts due to tenants under the Leases. Any additional taxes relating to the year of Closing or prior years arising out of a change in the use of the Property by Buyer or the change in ownership contemplated by this Agreement shall be assumed by Buyer effective as of Closing and paid by Buyer when due and payable, and Buyer shall indemnify the Seller from and against any and all such taxes, which indemnification obligation shall survive the Closing.

(d) Final Adjustment After Closing. If final prorations cannot be made at Closing for any item being prorated under this Section 4.4, then Buyer and the Seller agree to allocate such items on an accrual basis as soon as the necessary invoices or bills are available for purposes of a final computation of prorations and applicable reconciliation with tenants have been completed, with a final adjustment of prorations to be made no later than sixty (60) days after the Closing Date. Income and expenses shall be received and paid by the parties on an accrual basis with respect to their period of ownership. Payments in connection with the final adjustment shall be due in cash within thirty (30) days of written notice of such final adjustment amount. Each party shall have reasonable access to, and the right to inspect and audit the other party’s supporting documentation to confirm the final prorations; provided at least five (5) business days advance notice is given by the auditing party to the audited party. To the extent that water consumption or other utility charges may constitute a lien against the Real Property, the Seller agrees that an appropriate amount with respect to accrued but unpaid charges for water consumption or other utility charges may be held in escrow by the Title Company in connection with its issuance of a title insurance policy to Buyer.

(e) Leasing Commissions and Cost of Tenant Finish. Except as otherwise expressly set forth herein, any Tenant Inducement Costs (as hereafter defined) and Leasing Commissions (as hereafter defined) (collectively, “Tenant Payment Obligations”) paid or incurred by Seller prior to the Effective Date shall remain the Seller’s obligation and shall be paid by Seller at or prior to Closing. Any Tenant Payment Obligations paid or incurred by Seller after the Effective Date and prior to Closing shall be Buyer’s obligation, provided Buyer approved such corresponding leases to the extent required under Section 5.3(b) hereof. If any Tenant Payment Obligations for which the Seller is responsible are not due and payable until after the Closing Date, then, at Closing, Buyer shall assume the Tenant Payment Obligations and receive a credit against the Sale Price in the amount of such Tenant Payment Obligations. For purposes hereof the term “Tenant Inducement Costs” shall mean any out-of-pocket payments required under a lease to be paid by the landlord thereunder (including the cost of work to be performed by or on behalf of the landlord) to or for the benefit of the tenant thereunder, which is in the nature of a tenant inducement or concession, including, without limitation, tenant improvement costs, and other work allowances, lease buyout costs, free rental periods, legal fees and expenses and moving allowances; and the term “Leasing Commissions” shall mean any leasing commission payable to any third party broker or affiliate of Seller in connection with a lease for the existing term of any lease in effect on the Effective Date.

(f) Tenant Deposits. All tenant security deposits received by Seller or owing from tenants under the Leases (and interest thereon if required by law or contract to be earned thereon) and not theretofore applied to tenant obligations under the Leases shall be transferred or credited to Buyer at Closing or placed in escrow if required by law. As of the Closing, Buyer shall assume Seller’s obligations related to tenant security deposits. To the extent that any such tenant security deposit to be so transferred is in the form of a letter of credit and as such is not transferable as of the Closing Date, the Seller and Buyer shall cooperate with each other and take all steps necessary prior to Closing (or, if necessary, as soon as possible immediately following Closing) to transfer such letter(s) of credit to Buyer or to obtain replacement letter(s) of credit with respect thereto in favor of Buyer. Until any such letter of credit shall be transferred or replaced, the Seller shall hold the same for the benefit of Buyer and shall draw upon the same and deliver the proceeds to Buyer or return the same to the applicable tenant, in each case upon Buyer’s written request provided that circumstances exist which authorize the landlord to draw upon the letter of credit under the applicable Lease.

(g) Utilities; Utility Deposits. Buyer shall take all steps necessary to effectuate the transfer of all utilities (other than those paid directly by tenants) to its name as of the Closing Date, and where necessary, post deposits with the utility companies. The Seller shall ensure that all utility meters (other than those paid directly by tenants) are read as of the Closing Date. The Seller shall be entitled to recover any and all deposits held by any utility company as of the Closing Date. Any utility deposits not recovered by the Seller shall be transferred to and assumed by Buyer and the Seller shall receive an equal credit for the same at Closing. To the extent that utility meters cannot be read as of the Closing Date, then a proration estimation shall be made based on the most recently available readings, with adjustments to be made after the Closing in accordance with Section 4.4(d).

(h) Insurance. The fire, hazard, and other insurance policies relating to the Property shall be cancelled by Seller as of the Closing Date and shall not, under any circumstances, be assigned to Buyer. All unearned premiums for fire and any additional hazard insurance premium or other insurance policy premiums with respect to the Property shall be retained by Seller.

(i) Existing Indebtedness. Buyer shall receive a credit against the Sale Price in an amount equal to the sum of the outstanding principal balance of the Existing Indebtedness as of the Closing Date plus any and all accrued, unpaid interest, late fees and other fees and charges payable at Closing in connection with the Existing Indebtedness (excluding any “Lender’s Fees” as defined in Section 5.7 below) or otherwise arising in connection with the Existing Indebtedness; provided, however, that such credit shall be reduced by the amount of any monetary escrows and/or reserves held by the Lender which are to be transferred to Buyer (and not released to the Seller) in connection with its assumption of the Existing Indebtedness.

The provisions of this Section 4.4 shall survive Closing.

Section 4.5. Transaction Taxes and Closing Costs.

(a) The Seller shall pay for the following fees, costs and expenses:

(i) the fees of any counsel representing the Seller in connection with this transaction;

(ii) the North Carolina transfer tax and any local transfer tax;

(iii) the cost or fee for the insurance or endorsement over any Title Objection cured by Seller by such insurance or endorsement pursuant to Section 2.1(a) hereof;

(iv) one-half of any escrow charges incurred hereunder; and

(v) all other closing costs incurred by Seller on Seller’s behalf in connection with this transaction.

(b) Buyer shall pay the following fees, costs and expenses:

(i) the fees of any counsel representing Buyer in connection with this transaction;

(ii) the recording fees for the Deed;

(iii) (A) the cost of the premium for an ALTA owner’s/lender’s title insurance policy for the Property and (B) any other fees or premiums for extended coverage or any endorsements requested by Buyer (excluding, however, any cost or fee for the insurance or endorsement over any Title Objection cured by Seller by such insurance or endorsement pursuant to Section 2.1(a));

(iv) all costs and expenses incurred in connection with the preparation of the Surveys requested by Buyer;

(v) one-half of any escrow charges incurred hereunder; and

(vi) all other closing costs incurred by Buyer on Buyer’s behalf in connection with this transaction.

(vii) all assumption or other fees charged by the Lender in connection with Buyer’s assumption of the Existing Indebtedness.

Section 4.6. Conditions Precedent to Obligation of Buyer. The obligation of Buyer to consummate the transaction hereunder shall be subject to the fulfillment on or before the Closing Date of all of the conditions set forth in this Section 4.6, any or all of which may be waived by Buyer, in writing, in its sole discretion. In the event any of the conditions set forth in this Section 4.6 are not satisfied on or before Closing and Buyer does not waive such condition, as provided in the previous sentence, then this Agreement shall terminate and no party shall have any further obligations to the other parties. In the event that the failure of a condition is due to a default by Seller, then the provisions of Section 6.2 shall apply.

(a) The Seller shall have delivered to Buyer all of the items required to be delivered to Buyer pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.2;

(b) The representations and warranties of the Seller contained in this Agreement (as the same may be modified from time to time as set forth in Section 5.4) shall have been true and correct in all material respects as of the Effective Date and shall be true and correct in all material respects as of the Closing Date;

(c) The Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by the Seller as of the Closing Date;

(d) Title to the Property shall be in a condition as contemplated by Sections 2.3, 2.4 and 5.1(e) hereof;

(e) The physical condition of the Real Property shall be substantially the same on the Closing Date as on the Effective Date, except for changes thereto which result from or are attributable to: (i) reasonable or normal wear and tear, (ii) the exercise by Seller or Buyer of any of their respective rights or obligations under this Agreement, (iii) any acts done, suffered or caused by Buyer or any affiliate, contractor, officer, director, member, manager, employee, agent, representative, successor or assign thereof, (iv) any matter covered or addressed under Article 7, (v) any work, remodeling, alterations, improvements or repairs which is/are required to be done or furnished pursuant to the terms of any Lease and/or which is/are done in response to or as a result of an emergency situation with respect to the Property, (vi) any work required to be done under or pursuant to, or in any way related or incidental, to any Contract, and/or (vii) any work, remodeling, alterations, improvements or repairs to which Buyer has consented in writing, which consent may not be unreasonably withheld or delayed; and

(f) Buyer’s general partner, Wheeler Real Estate Investment Trust, Inc., shall have successfully obtained adequate financing.

Section 4.7. Conditions Precedent to Obligation of the Seller. The obligation of the Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the Closing Date of all of the following conditions, any or all of which may be waived by Seller in its sole discretion:

(a) The Seller shall have received the Sale Price as adjusted as provided herein;

(b) Buyer shall have delivered to the Seller all of the items required to be delivered to the Seller pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.3;

(c) All of the representations and warranties of Buyer contained in this Agreement shall have been true and correct in all material respects as of the Effective Date and shall be true and correct as of the Closing Date; and

(d) Buyer shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Buyer as of the Closing Date.

ARTICLE 5

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 5.1. Representations and Warranties of Seller and Guarantor. Seller hereby makes the following representations and warranties to Buyer as of the Effective Date, each of which representations and warranties is subject to the exceptions thereto (if any) set forth on Schedule 2 attached hereto and made a part hereof (as the same may be revised and/or updated from time to time pursuant to Section 5.4 the “Seller’s Disclosure Schedule”), and the other terms and provisions of this Agreement:

(a) Organization and Authority. Seller has been duly organized and is in good standing under the laws of the state of its formation and the state in which the Real Property is located. Seller has the full right and authority to enter into this Agreement and to transfer all of the Property and to consummate or cause to be consummated the transactions contemplated by this Agreement. The persons signing this Agreement on behalf of Seller are authorized to do so.

(b) Noncontravention. Neither the entry into nor the performance of, or compliance with, this Agreement by Seller has resulted, or will result, in any violation of, or default under, or result in the acceleration of, any obligation under any existing organizational documents or agreements, mortgage, indenture, lien agreement, note, contract, permit, judgment, decree, order, restrictive covenant, statute, rule, or regulation applicable to the Seller (excluding the Loan Documents).

(c) Agreement Binding. This Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity). All Related Documents executed by the Seller at the Closing will be duly authorized, executed, and delivered by the Seller, are or at the Closing will be legal, valid, and binding obligations of the Seller, are sufficient to convey title, and do not violate any provisions of any agreement to which Seller is a party or to which it is subject (excluding the Loan Documents). The term “Related Documents” shall mean any document or instrument executed and/or delivered by Seller or Buyer in connection with or pursuant to the Closing of the transaction contemplated by this Agreement including, without limitation, the Deed, Bill of Sale, Assignment and Assumption of Leases, Assignment and Assumption of Contracts, Assignment and Assumption of Guaranties and Warranties, Assignment and Assumption of Licenses and Permits and the FIRPTA Certificate.

(d) Consents. Each consent, approval, authorization, order, license, certificate, permit, registration, designation, or filing by or with any governmental agency or body necessary for the execution, delivery, and performance of this Agreement or the transactions contemplated hereby by the Seller have been obtained or will be obtained on or before the Closing Date.

(e) Ownership. Seller represents and warrants to Buyer (i) that no understanding, agreement (either express or implied), or reasonable expectancy of agreement with respect to the sale, lease or other transfer of the Property exists between Seller and any third party other than those leases provided to Buyer pursuant to Section 3.1 hereof, and (ii) that each Seller is in no way restricted from negotiating and entering into an agreement with Buyer and selling the Property to Buyer.

(f) Leases. There are no Leases at the Real Property other than those described on Schedule 2 attached hereto. The Seller has heretofore delivered to Buyer true and complete copies of all of the material documents which comprise the Leases (and any material amendments thereto). There are no other understandings, oral or written, between Seller or any of the tenants with respect to the Leases. Seller is not aware of any default under any of the Leases and has not received nor delivered a written notice declaring a default by landlord or tenant under any of the Leases (which has not otherwise been cured). There are no agreements with respect to any leased space allowing the tenant any concession, reduction or abatement of rent, or allowing the payment of any rent other than in cash except as set forth in the Leases; the security deposits thereunder have not been pledged or assigned by the landlord to any third party other than in connection with indebtedness to be paid off at Closing or assumed by Buyer; no rentals or other payments for periods in excess of one month have been received under any lease except as reflected on the rent roll delivered to Buyer; and there are no tenant leases or any other document or instrument which give any tenant the right to purchase the Property or any part thereof.

(g) Tenant Inducement Costs and Leasing Commissions. Except as set forth on Schedule 2 of the Disclosure Schedule, Seller is not obligated to pay any Tenant Payment Obligations with respect to any of the Leases.

(h) Contracts. Seller has heretofore delivered to Buyer true and complete copies of all of the material documents which comprise the Contracts (and any material amendments thereto). There are no other understandings, oral or written, between Seller and any of the other parties to the Contracts with respect to the Contracts. Seller is not aware of any default under any of the Contracts and has not received nor delivered a written notice declaring a default under any of the Contracts (which has not otherwise been cured).

(i) Oral Agreements. No oral agreement has been entered into with any person or entity relating to or connected with the ownership, construction, use, operation, maintenance or condition of the Property which would be binding upon Buyer at or subsequent to the Closing.

(j) Environmental. To the best of the Seller’s actual knowledge, information and belief, (i) the Real Property is not presently being used, or has ever been used, for the storage or disposal of any hazardous or toxic waste or as a dump site for hazardous or toxic waste, (ii) the Real Property has not been affected by the presence of, and there is not present, oil, hazardous waste, toxic substances or other pollutants or materials that could be a detriment to the Real Property or in violation of any local, state or federal law or regulation, (iii) there is no soil condition adversely affecting the Real Property and the Real Property is not in an area identified by any agency or department of the federal, state or local government as containing endangered species, (iv) there are no state of facts which could cause any portion of the Real Property to be designated as containing any endangered species, and (v) there are no underground storage tanks on or under the Real Property, nor have underground storage tanks been removed from the Real Property.

(k) No Pending Actions. Seller has not received any written notice of: (i) any pending (and to Seller’s knowledge there is no threatened) action, suit, arbitration, unsatisfied order or judgment relating to the Real Property; or (ii) any government investigation or proceeding pending against Seller or the Real Property; or (iii) any pending (or to Seller’s knowledge, threatened) condemnation, taking or eminent domain proceedings against the Real Property.

(l) Certificates of Occupancy and Use. To Seller’s knowledge, all required certificates of occupancy for the Real Property or any portion thereof have been issued and are in full force and effect. To Seller’s knowledge, the use being made of the Real Property complies with all such certificates of occupancy.

(m) No Violations. Seller has not received written notice of any material violations of any laws enacted by any federal, state, local or other governmental agency or regulatory body with respect to the Real Property which remain uncured and could materially and adversely affect the use and operation or the value of the Real Property or materially and adversely interfere with the consummation of the transaction contemplated by this Agreement.

(n) Insurance. Seller has not received any written notice from any insurance company which has issued a policy with respect to the Property requesting performance of any structural or other major repairs or alterations to any of the Property which has not been complied with. Seller has not received from any insurance company presently insuring the Property any notice of cancellation of any policy or of a material increase in the current premium of any policy. The Seller agrees to keep present coverages in full force and effect, and to pay the premiums thereon, until the date of Closing.

(o) Bankruptcy. Seller has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, suffered the appointment of a receiver to take possession of substantially all of its assets, suffered the attachment or other judicial seizure of substantially all of its assets, admitted its inability to pay its debts as they come due, or made an offer of settlement, extension or composition to its creditors generally.

(p) Commitments. The Seller has not made, and prior to Closing hereunder shall not make, any commitments to any government authority or agency, utility company, or to any other organization, group or person relating to the Real Property that would impose on Buyer or the Real Property (or any future owner thereof) the obligation to make on or after the Closing any contributions of money, dedication of land or grants of easements, rights-of-way or other things, or to construct, install or maintain any improvements, public or private, on or off the Real Property.

(q) No Termination of Utilities. Seller has not received any written notice of the termination or impairment of the furnishing of services to the Property or any component thereof of water, sewer, gas (if any), electric, telephone, drainage and other such utility services.

(r) Employees. The Seller has not entered into any management contracts, employment contracts or labor union contracts and has not established any retirement, health insurance, vacation, pension, profit sharing or other benefit plans relating to the operation or maintenance of the Real Property (or any component thereof) for which Buyer shall have any liability or obligation. Neither Seller nor any of its management agents has any employees at the Property (or any component thereof), other than at-will employees who shall remain the responsibility of Seller or its management agent and as to whom Buyer shall have no liability or obligation whatsoever. As of the Closing Date, there shall be no employees working at the Property (or any component thereof). Seller shall have paid or caused to be paid to all employees of such Seller or its management agent all salary and any other payments which shall be payable on account of each such employee for such period through Closing Date.

(s) Non-Foreign Status. No Seller is a “foreign person” as defined in the Federal Foreign Investment in Real Property Tax Act of 1980.

(t) Tax Matters. All Returns required to be filed by or on behalf of the Seller on or before the Closing Date with respect to the Property have been duly filed on a timely basis, (ii) such Returns are true, complete and correct in all material respects, (iii) all Taxes which were shown to be due on such Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and (iv) no other Taxes are payable by the Seller with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any period prior to the Closing Date. There are no liens for Taxes (other than for Taxes not yet due and payable) upon the Property. None of the Property consists of securities, stock (including warrants or stock rights) or debt instruments issued by any person. None of the Leases provides for rent payments that are based on profits or net income of the tenant thereunder of any other person. None of the Leases provides for the rental of personal property that represents more than 15% of the value of the total real property and personal property leased to such tenant under such Lease. For purposes hereof, (i) “Returns” shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties; and (ii) “Taxes” shall mean “Taxes” shall mean all taxes and other governmental fees, charges or assessments, however denominated, whether due and payable or not yet due and payable, including any interest, penalties or other additions to tax, whether due and payable or not yet due and payable in respect thereof, imposed by any governmental entity.

(u) Completeness and Accuracy. To the Seller’s knowledge, the documents delivered by the Seller to Buyer pursuant to Section 3.1 are (i) the material documents in the possession of the Seller or their respective representatives and agents relating to the Property and used by the Seller in its operation of the Property and (ii) are true, accurate and complete.

(v) Existing Indebtedness. All of the documents or agreements relating to the Existing Indebtedness (i.e., the “Loan Documents,” and the funds disbursed thereunder, the

“Loan”), have been delivered by Seller to Buyer. There are no amendments or modifications (written, oral, by course of conduct or otherwise) to the Loan Documents other than as delivered to Buyer.

The Loan was originated by C-III Commercial Mortgage, LLC. The current holder of the Existing Indebtedness is referred to herein as the “Lender”. The original principal amount of the Loan to the Seller under the Loan Documents was $3,000,000. The current amount of principal outstanding under the Loan Documents as of the Effective Date is $2,899,388.76. All payments required to be made under the Loan Documents to date have been made and will be made as of the Closing Date. There are no other fees, expenses or other amounts due to the Lender as of the date hereof (other than transfer or assumption fees which may be imposed after the date of execution of this Agreement in connection with the transfer of the Existing Indebtedness to Buyer and which shall be payable by Buyer in accordance with Section 4.5(b) hereof).

Neither the Seller nor, to the best of Seller’s knowledge, the Lender is in default under the Loan Documents. There are no other obligations of Seller to the Lender except as set forth in writing in the Loan Documents. No controversy, claim, dispute or disagreement exists between the parties to the Loan Documents. No event has occurred which, with the giving of notice or the passage of time, or both, would constitute a default under any of the Loan Documents which has not been cured. The Loan Documents are in full force and effect.

The Loan Documents shall not be further extended, modified or amended prior to Closing. There is no pending or, to Seller’s knowledge, threatened, litigation, proceeding or investigation relating to the Loan Documents.

Section 5.2. Covenants of Seller. The Seller hereby covenants with Buyer as follows:

(a) From the Effective Date hereof until the Closing or earlier termination of this Agreement, the Seller shall use commercially reasonable best efforts to operate and maintain the Property in a manner generally consistent with the manner in which Seller has operated and maintained the Property prior to the date hereof;

(b) Except as provided below, a copy of any amendment, renewal or expansion of any existing Lease or any new lease (collectively, the “New Leases” and individually “New Lease”) which Seller wishes to execute between the Effective Date and the Closing Date will be submitted to Buyer. Buyer shall have the right to approve (in its sole and absolute discretion) any such New Lease which Seller desires to enter into between the Approval Date and the Closing Date. With respect to any such New Lease which Buyer has the right to approve, Buyer shall notify the Seller in writing within five (5) business days (“New Lease Approval Period”) after its receipt thereof (and any additional information reasonably requested by Buyer from Seller relating to any of the New Leases) of either its approval or disapproval thereof. In the event Buyer notifies Seller in writing within the New Lease Approval Period that Buyer does not approve any such New Lease, then Seller shall not enter into such New Lease. In the event Buyer fails to notify Seller in writing of its approval or disapproval within the New Lease Approval Period, Buyer shall be deemed to have approved any such New Lease. At Closing, unless otherwise provided herein, all Tenant Payment Obligations related to the New

Leases (collectively, the “New Lease Costs”) shall be (A) reimbursed to the Seller by Buyer to the extent such New Lease Costs are incurred and paid by Seller, and (B) assumed by Buyer in writing to the extent the Seller’s obligations for such New Lease Costs have not been satisfied. At Closing, all unpaid Tenant Payment Obligations incurred in connection with the Leases (other than the New Lease Costs) which have accrued prior to Closing shall be handled in accordance with the terms of Section 4.4(e) hereof. Notwithstanding the foregoing, nothing contained in this paragraph or elsewhere in this Agreement shall prohibit Seller from doing any of the following: (i) entering into month-to-month leases with existing tenants of the Property, or (ii) complying with any of the obligations of the landlord under the Leases.

(c) Except as provided below, a copy of any amendment or renewal of any Contract or any new Contract (collectively, the New Contracts” and individually “New Contract”) which Seller wishes to execute between the Effective Date and the Closing Date will be submitted to Buyer. Buyer shall have the right to approve any such New Contract which such Seller desires to enter into between the Approval Date and the Closing Date. With respect to any such New Contract which Buyer has the right to approve, Buyer shall notify the Seller in writing within five (5) business days (“New Contract Approval Period”) after its receipt thereof (and any additional information reasonably requested by Buyer from Seller relating to any of the New Contracts) of either its approval or disapproval thereof. In the event Buyer notifies Seller in writing within the New Contract Approval Period that Buyer does not approve any such New Contract, then Seller shall not enter into such New Contract. In the event Buyer fails to notify Seller in writing of its approval or disapproval within the New Contract Approval Period, Buyer shall be deemed not to have approved any such New Contract. Notwithstanding the foregoing, nothing contained in this Section 5.2(c) or elsewhere this Agreement shall prohibit Seller from entering into any Contract which either expires on or before the Closing Date or is terminable upon no more than thirty (30) days written notice from Seller to the other party to such Contract.

(d) From the Effective Date hereof until the Closing Date or earlier termination of this Agreement, the Seller shall not modify or change the zoning classifications of the Real Property without Buyer’s consent, which consent shall not be unreasonably withheld or delayed.

(e) From the Effective Date hereof until the Closing Date or earlier termination of this Agreement, the Seller shall use commercially reasonable best efforts to obtain a tenant estoppel certificate from each of the tenants under the Leases in substantially the same form attached hereto and made a part hereof as Exhibit J.

Section 5.3. Survival of Seller’s Representations and Warranties. The Seller agrees to indemnify, defend and hold Buyer harmless against all losses, damages, suits, actions obligations, expenses, reasonable attorney’s fees, costs claims or liabilities (collectively, the “Claims”) (i) arising out of a breach of any representation or warranty of the Seller contained in this Agreement and (ii) for any Claims relating to the Property that arise prior to Closing. Buyer’s sole remedies with respect to the breach of any representation or warranty contained in this Agreement discovered by or disclosed to Buyer prior to Closing shall be those specified in Section 6.1. The Seller’s indemnity obligation relating to a breach of any representation or warranty under this Agreement shall survive for a period of twelve (12) months from the Closing Date (the “Indemnification Period”); provided, however, that (i) in no event shall the Seller be liable for any claim or claims made by Buyer for a breach of any representation or warranty under this Agreement unless the aggregate thereof is equal to or greater than $25,000.00 (the “Floor”), and (ii) the Seller’s liability for such claims shall not exceed $500,000.00 (the “Cap”).

Section 5.4. Changed Circumstances. The Seller shall have the right to revise the Seller Disclosure Schedule from time to time prior to the Closing Date to reflect any changes that occur after the Effective Date (collectively, “Changed Circumstances”) by delivering a revised Seller Disclosure Schedule to Buyer at any time prior to Closing; provided, that Seller shall not have the right to revise the Seller Disclosure Schedule to reflect or incorporate any Changed Circumstances which Seller causes by willfully and intentionally breaching its representations, warranties or covenants under this Agreement. Buyer shall have the right to review the revised Seller Disclosure Schedule for a period of seven (7) business days after its receipt thereof (and of such additional reasonable information which is necessary to evaluate the matters added to the Seller Disclosure Schedule, provided that Buyer has requested such additional information no later than five (5) business days after its receipt of the revised Seller Disclosure Schedule). If the Seller delivers a revised Seller Disclosure Schedule on a day that is less than seven (7) business days prior to the Closing Date, the Closing Date shall be extended for an additional number of days sufficient to allow Buyer to utilize the full seven (7) business day-period allotted above. If both (i) prior to the expiration of such seven (7) business day period, Buyer delivers notice (“Changed Circumstance Objection Notice”) to the Seller that Buyer objects to the Changed Circumstance(s) set forth in the revised Seller Disclosure Schedule, and (ii) such Changed Circumstance(s) would result in a material adverse effect on Buyer’s proposed use and operation of the Property, as determined in Buyer’s sole discretion, then Buyer shall, as its sole and exclusive remedy, have the right to terminate this Agreement, in which event this Agreement shall terminate and no party hereto shall thereafter have any further rights against, or obligations or liabilities to, the other by reason of this Agreement. In the event that Buyer fails for any reason to deliver a Changed Circumstance Objection Notice within such seven (7) business day period, or such Changed Circumstance(s) do not result in a material adverse effect on Buyer’s proposed use and operation of the Property, as determined in Buyer’s sole discretion, then the Buyer shall conclusively be deemed to have accepted such Changed Circumstance(s), such Changed Circumstance shall be deemed to constitute part of the Seller Disclosure Schedule, and Schedule 6 attached hereto shall be deemed to have been revised to include and incorporate such Changed Circumstance(s).

Section 5.5. Representations, Warranties and Covenants of Buyer. Buyer hereby makes the following representations and warranties to Seller as of the Effective Date and as of the Closing Date:

(a) Organization and Authority of Buyer. Buyer has been duly organized and is in good standing under the laws of the State of Virginia. Buyer has the full right and authority to enter into this Agreement, to purchase all of the Property and to consummate or cause to be consummated the transaction contemplated by this Agreement. This Agreement and all Related Documents executed by Buyer at the Closing will be duly authorized, executed, and delivered by Buyer, are, or at the Closing will be legal, valid, and binding obligations of Buyer, and do not violate any provisions of any agreement to which Buyer is a party or to which it is subject.

(b) Agreement Binding. This Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with the terms hereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity).

(c) Pending Actions. To Buyer’s knowledge, there is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Buyer which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Agreement.

Section 5.6. Survival of Buyer’s Representations, Warranties and Covenants. The covenants of Buyer set forth in Section 5.5 shall survive any Closing hereunder.

Section 5.7. Assumption of Existing Indebtedness. Commencing on the Effective Date, Buyer and Seller shall work actively and in good faith with the holders of the Existing Indebtedness, or the loan servicer, to ensure that the Buyer will be able to timely and satisfactorily assume the Existing Indebtedness at Closing. Buyer shall be responsible for the payment of all assumption and transfer fees (including attorney’s fees of holder’s counsel) which may be imposed by the holder of the Existing Indebtedness as a condition of approving the assumption thereof (the “Lender’s Fees”). In the event that Lender has not given its initial or conditional approval of Buyer’s assumption of the Existing Indebtedness on or before one hundred eighty (180) days after the Effective Date, Buyer and Seller shall each have the independent right to terminate this Agreement by written notice to the other given at any time prior to the issuance of such approval by the Lender.

ARTICLE 6

DEFAULT

Section 6.1. Default by Buyer. In the event of any default by Buyer under this Agreement that is not cured within five (5) days after Buyer’s receipt of notice thereof (but in no event later than the Closing Date), the Seller shall be entitled, as its sole and exclusive remedy, to terminate this Agreement and receive the reimbursement from the Buyer for all of Seller’s documented out-of-pocket expenses incurred by Seller in connection with this Agreement and its contribution of the Property not to exceed, in the aggregate, the sum of $75,000.00, which receipt shall operate to terminate this Agreement and release the Buyer from any and all liability hereunder except for the indemnification obligations set forth in Section 3.4 hereof and any unpaid Lender’s Fees.

Section 6.2. Default by Seller. In the event of any default by Seller under this Agreement that is not cured within five (5) days after Seller’s receipt of notice thereof (but in no event later than the Closing Date), Buyer shall be entitled, as its sole and exclusive remedy, to either (i) receive the reimbursement from the Seller for all of Buyer’s documented out-of-pocket expenses incurred by Buyer in connection with this Agreement and its purchase of the Property (including without limitation, Lender’s Fees) not to exceed, in the aggregate, the sum of $75,000.00, which receipt shall operate to terminate this Agreement and release the Seller from any and all liability hereunder, or (ii) enforce specific performance.

ARTICLE 7

RISK OF LOSS

Section 7.1. Casualty. Subject to the provisions of this Section 7.1, Seller shall bear the risk of any damage to the Property between the Effective Date and the Closing Date. From the Effective Date to the Closing Date, Seller shall keep and maintain all insurance policies necessary for the operation of the Property. If the Property is damaged by fire, storm, flood, or any other casualty between the Effective Date and Closing Date, the Seller and Buyer shall obtain an estimate of the cost of repairing the damage from an established contractor selected by the Seller and reasonably approved by Buyer.

(a) If the estimated cost to repair such damage is less than $250,000, then the Closing shall be held in accordance with the terms of this Agreement and the Seller shall assign its rights to any and all insurance proceeds to Buyer or, if the insurance proceeds have been received by Seller, credit the Sale Price the amount of such proceeds. If the estimated cost to repair such damage is equal to or more than $250,000, then either Buyer or the Seller may elect to terminate this Agreement upon written notice to the other given within five (5) business days after receipt of notice of the estimated cost of repair. If this Agreement is terminated by Buyer or Seller within such five (5) business day period, neither Seller nor Buyer shall have any further rights, claims or obligations against one another arising out of this Agreement except those arising under Section 3.4. If this Agreement is not so terminated, then the Closing shall be held in accordance with the terms of this Agreement and the Seller shall assign its right to all insurance proceeds to Buyer or repair the damage at Seller’s sole cost and expense.

(b) All repairs to be performed by Seller pursuant to this Section 7.1 shall be done in a good and workmanlike manner consistent with the original construction of the Property.

Section 7.2. Condemnation.

(a) If prior to the Closing any part of the Property is condemned or taken pursuant to any governmental or other power of eminent domain, or if written notice of taking or condemnation is issued with respect to any portion of the Property, or if proceedings are instituted or threatened in writing to be instituted by any governmental or other authority having the power of eminent domain with respect to any portion of the Property (any such event, a “Taking”), the Seller shall immediately notify Buyer as soon as Seller receives written notice of any such Taking. If the Taking is of all of the Real Property, or of a portion of the Real Property which would materially and adversely affect the Property or the use or value thereof or access thereto, then either the Seller or Buyer shall have the right, to be exercised within five (5) business days after receiving such notification, to terminate this Agreement effective upon written notice to the other party.

(b) If this Agreement is terminated within such five (5) business day period, neither Seller nor Buyer shall have any further rights, claims or obligations against one another arising out of this Agreement.

(c) If neither Seller nor Buyer has right to terminate or, if they have such right, they do not elect to terminate within the five (5) business day period, then Buyer shall accept the Property net of the portion taken by the Taking. In such event, if the condemnation award in respect of the Taking is paid to Seller prior to the Closing, the Purchase Price shall be reduced by an amount equal to the proceeds of the award received by, or on behalf of, Seller. If the award has not been paid to the Seller as of the Closing Date, then the Seller shall assign to Buyer, without recourse, at the Closing, by documents reasonably satisfactory to Buyer, all rights of Seller to the award, in which case there shall be no adjustment in the Purchase Price.

ARTICLE 8

COMMISSIONS

Section 8.1. Brokerage Commissions. With respect to the transaction contemplated by this Agreement, Seller and Buyer each represent to the other that no broker, licensed or otherwise brought about this transaction. Each party hereto agrees that if any other person or entity makes a claim for brokerage commissions or finders fees related to the sale of the Property by Seller to Buyer, and such claim is made by, through or on account of any acts or alleged acts of said party or its representatives, said party will protect, indemnify, defend and hold the other party free and harmless from and against any and all loss, liability, cost, damage and expense (including reasonable attorneys’ fees) in connection therewith. The provisions of this Section 8.1 shall survive the Closing or any termination of this Agreement.

ARTICLE 9

MISCELLANEOUS

Section 9.1. Assignment. Subject to the provisions of this Section 9.1, the terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto. Buyer may not assign its rights under this Agreement without first obtaining Seller’s written approval, which approval may not be unreasonably withheld, conditioned or delayed if such transfer is to a wholly-owned affiliate entity; provided, however, the Buyer shall have the right to assign this Agreement to a wholly-owned subsidiary of Buyer without the prior written consent of Seller. An assignment by Buyer of its rights under this Agreement shall not relieve Buyer of any liability hereunder nor shall it relieve the assignee of the obligation to deliver the OP Units to the Electing Members at Closing.

Section 9.2. Notices. Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, (b) reputable overnight delivery service with proof of delivery, or (c) legible facsimile transmission, sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given upon receipt or refusal to accept delivery, or, in the case of facsimile transmission, as of the date of the facsimile transmission (if such is received by 5:00 p.m. local time of the recipient) provided that an original of such facsimile is also sent to the intended addressee by means described in clauses (a), or (b) above. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

If to Seller: Riversedge North 2529 Virginia Beach Boulevard Virginia Beach, VA 23452	If to Buyer: Riversedge North 2529 Virginia Beach Boulevard Virginia Beach, VA 23452

Section 9.3. Modifications. This Agreement cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

Section 9.4. Entire Agreement. This Agreement, including the exhibits and schedules hereto, contains the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersedes all prior written or oral agreements and understandings between the parties pertaining to such subject matter.

Section 9.5. Further Assurances. Each party agrees that it will execute and deliver such other documents and take such other action, whether prior or subsequent to the Closing, as may be reasonably requested by the other party to consummate the transaction contemplated by this Agreement.

Section 9.6. Counterparts. This Agreement may be executed in counterparts, all such executed counterparts shall constitute the same agreement, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

Section 9.7. Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect; provided that the invalidity or unenforceability of such provision does not materially adversely affect the benefits accruing to any party hereunder.

Section 9.8. Applicable Law. This Agreement and the Related Documents shall be governed by and construed in accordance with the internal laws of the State of North Carolina without regard to conflicts of law principles. The parties hereto agree that the provisions of this Section 9.8 shall survive the Closing or any termination of this Agreement.

Section 9.9. No Third-Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered on the Closing Date are and will be for the benefit of the Seller and Buyer only and, subject to the provisions of Section 9.1, are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered on the Closing Date.

Section 9.10. Captions. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.

Section 9.11. Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that any normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

Section 9.12. Internal Revenue Service Reporting Requirement. Each party shall execute, acknowledge and deliver to the other party such instruments, and take such other actions, as such other party may reasonably request in order to comply with Section 6045(e) of the Internal Revenue Code of 1986, as amended, or any successor provision or any regulations promulgated pursuant thereto (the “Code”), insofar as the same requires reporting of information in respect of real estate transactions. The provisions of this Section 9.12 shall survive the delivery of the deed hereunder.

Section 9.13. Confidentiality. Each party agrees that, except as otherwise set forth in this Agreement or required by law or legal process, it shall: (i) keep the contents of this Agreement and any information related to the transaction contemplated hereby confidential (except that Buyer and the Seller may disclose such data and information to their respective employees, lenders, consultants, accountants and attorneys, provided that such persons agree to treat such data and information confidentially); and (ii) refrain from generating or participating in any publicity statement, press release or other public notice regarding this transaction without the prior written consent of the other party unless required under applicable law or by legal process; provided, however, that Buyer and the Seller may at or following the Closing publicly announce the sale of the Property and the identity of the new owner thereof. The provisions of this Section 9.14 shall survive the Closing.

Section 9.14. Disclosure of Information. The Seller acknowledges that the general partner of Buyer is a publicly traded real estate investment trust. The Seller acknowledges that the rules and regulations promulgated by the United States Securities and Exchange Commission (the “SEC”) may require Buyer to disclose certain basic information concerning this Agreement and the transactions contemplated herein in documents to be filed with the SEC. The parties agree that Buyer shall be permitted to make such disclosures and that such disclosures shall not constitute a breach or a violation of Section 9.14 or any other confidentiality or non-disclosure agreement executed by the parties prior to the Effective Date. Such confidentiality or non-disclosure agreement, if any, shall be amended and modified to the extent provided in this Section.

Section 9.16. Joint and Several Liability. The liability of Seller hereunder shall be joint and several hereunder. Unless otherwise expressly set forth herein, all actions to be taken by Seller and all documents to be executed by Seller shall be done so by each Seller.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

SELLER:			BUYER:

NORTHEAST PLAZA ASSOCIATES, LLC, a Virginia limited liability company			WHEELER REIT, L.P., a Virginia limited partnership, Managing Member

By:	Northeast Plaza Management, LLC, a Virginia limited liability company, its managing member		By:	WHEELER REAL ESTATE INVESTMENT TRUST, INC., a Maryland corporation, general partner

	By:	Plume Street Financial, LLC, a Virginia limited liability company, Its managing member		By:	/s/ Jon S. Wheeler Jon S. Wheeler, Chairman and CEO	(SEAL)

	By:	/s/ Jon S. Wheeler
Jon S. Wheeler, Managing Member